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                                                                    Exhibit 11.0

                            BTU INTERNATIONAL , INC.
        CALCULATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
             (Dollars in thousands, except share and per share data)

                                                For the Three Months Ended
                                                --------------------------
                                                 April 1,        April 2,
                                                   2001            2000
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Net income                                      $      77       $   1,156

Net income applicable to
  common stockholders                           $      77       $   1,156
                                                =========       =========
Weighted average number of shares outstanding
   Basic Shares                                 6,938,860       6,829,542

   Effect of Dilutive Options                     312,013         454,642
                                                ---------       ---------

   Diluted Shares                               7,250,873       7,284,184
                                                =========       =========

Earnings Per Share

   Basic                                        $    0.01       $    0.17
                                                ---------       ---------

   Diluted                                      $    0.01       $    0.16
                                                ---------       ---------